As filed with the Securities and Exchange Commission on June 19, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-2262718 (I.R.S. Employer Identification No.)

50 Health Sciences Drive Stony Brook, New York (Address of Principal Executive Offices)	11790 (Zip Code)

Applied DNA Sciences, Inc. 2005 Incentive Stock Plan
(Full title of the plan)

James A. Hayward, Ph.D., Sc.D.
Chief Executive Officer
Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790
Telephone: (631) 240-8800
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Merrill M. Kraines, Esq.
Pepper Hamilton LLP
620 Eighth Avenue, 37th Floor
New York, New York 10018-1405
Telephone: (212) 808-2711

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	2,469,999(2)	$2.89(3)	$7,138,297.11	$829.47
Common Stock, $0.001 par value per share	30,000(4)	$3.45(5)	$103,500	$12.03
Total	2,499,999	N/A	$7,241,797.11	$841.50

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an additional indeterminable number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Applied DNA Sciences, Inc. (the “Company”) as may be necessary to adjust the number of shares being offered or issued pursuant to the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated as of January 21, 2015 (the “Plan”), as a result of any future stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock authorized for issuance pursuant to awards under the Plan (excluding the shares described in Note 4 below). Effective as of June 16, 2015, the date of the approval by the Company’s stockholders of the amended and restated Plan described in Note 1 above, the number of shares of Common Stock that may be issued under the Plan has been increased, in aggregate, by an additional 2,499,999 shares of Common Stock to 8,333,333 shares of Common Stock.

(3)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee in respect of such 2,469,999 shares of Common Stock, based upon the average of the high and low prices of the Common Stock as reported on The NASDAQ Capital Market on June 12, 2015.

(4)	Represents shares of Common Stock issuable by the Company pursuant to the Plan upon the exercise of certain outstanding stock options issued prior to the date of this filing, the exercisability of which was conditioned upon approval by the Company’s stockholders of the amended and restated Plan, as further described in the Company’s Definitive Proxy Statement filed on May 6, 2015 with the Securities and Exchange Commission (the “Commission”). Such shareholder approval was granted on June 16, 2015 as indicated in Note 2 above.

(5)	Represents the exercise price per share for the shares of Common Stock underlying the options described in Note 4 above.

EXPLANATORY NOTE

This Registration Statement relates to the registration of an additional 2,499,999 shares of Common Stock for future issuance pursuant to awards under the Plan. Such additional shares being registered are of the same class as other securities of the Company for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective. In accordance with General Instruction E to Form S-8, the contents of the Company’s previous Registration Statements on Form S-8 related to the Plan (Commission File No. 333-163478, filed on December 3, 2009 with the Commission, and Commission File No. 333-182350, filed with the Commission on June 26, 2012) are incorporated herein by reference and made part of this Registration Statement, except as amended or otherwise modified or superseded hereby. Effective as of June 16, 2015, the date of the approval by the Company’s stockholders of the amendment and restatement of the Plan, as described above, the total number of shares of Common Stock that may be issued under the Plan has been increased to 8,333,333 shares of Common Stock from 5,833,334 shares of Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents and information previously filed with the Commission:

(i)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the Commission on December 15, 2014;

(ii)	Our Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2014, filed with the Commission on March 6, 2015;

(iii)	Our Quarterly Reports on Form 10-Q for the periods ended December 31, 2014 and March 31, 2015, filed with the Commission on February 9, 2015 and May 11, 2015, respectively;

(iv)	Our Current Reports on Form 8-K dated March 25, 2015, April 1, 2015 and June 16, 2015, filed with the Commission on March 27, 2015, April 1, 2015 and June 18, 2015, respectively;

(v)	Our Definitive Proxy Statement for our 2015 Annual Meeting of Stockholders, filed with the Commission on May 6, 2015; and

(vi)	The description of our common stock and warrants to purchase common stock contained in our registration statement on Form 8-A (File No. 001-36745) filed on November 13, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than, in each case, documents or information, including, without limitation, any applicable exhibits, deemed to have been “furnished” and not “filed” in accordance with the rules and regulations issued by the Commission), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability for any: (i) breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) transaction from which the director derives an improper personal benefit.

Our Certificate of Incorporation, as amended (our “Certificate of Incorporation”), provides to the fullest extent permitted by Delaware law that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of such director’s fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our right and the right of our stockholders (through stockholders’ derivative suits on behalf of our Company) to recover damages against a director for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Our Certificate of Incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Additionally, our Certificate of Incorporation provides that we have the power to indemnify, to the extent permitted by the Delaware General Corporation Law (in its present form or as it may in be amended in the future), any of our employees or agents who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was our director, officer, employee or agent of or is or was serving at our request as a director, officer, employee or agent of another corporation or entity, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.

Section 9.3 of our By-Laws provides for the indemnification of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

We believe that the provisions in our By-Laws and Certificate of Incorporation providing for the elimination of personal monetary liability of directors and the indemnification of directors and officers, as applicable, are necessary to attract and retain qualified persons as directors and officers.

We have entered into an indemnification agreement (each, an “Indemnification Agreement”) with each of our directors and executive officers. In general, the Indemnification Agreement obligates us to indemnify a director or executive officer, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The rights provided by the Indemnification Agreement are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the Company’s Certificate of Incorporation, By-Laws, or otherwise.

We maintain insurance under which coverage is provided to our directors and officers against certain losses arising from claims of breach of duty.

The preceding summaries are subject to the full text of the applicable statutes, our Certificate of Incorporation, our By-Laws and the Indemnification Agreements referenced above and are qualified in their entirety by reference to such documents.

ITEM 8.	Exhibits.

The following exhibits are filed herewith as part of this Registration Statement or incorporated herein by reference, as denoted below.

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated January 13, 2009, filed with the Commission on January 16, 2009)

4.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated June 29, 2010, filed with the Commission on June 30, 2010)

4.3	Second Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated January 27, 2012, filed with the Commission on January 30, 2012)

4.4	Third Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated October 24, 2014, filed with the Commission on October 29, 2014)

4.5	By-Laws (incorporated by reference to Exhibit 3.2 of the registrant’s Current Report on Form 8-K dated January 13, 2009, filed with the Commission on January 16, 2009)

5.1*	Opinion of Pepper Hamilton LLP

10.1	Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated as of January 21, 2015 (incorporated by reference to Appendix A of the registrant’s Definitive Proxy Statement, filed with the Commission on May 6, 2015)

10.2	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan (incorporated by reference to Exhibit 4.1 to the registrant’s Form 10-Q for the quarterly period ended March 31, 2012, filed with the Commission on May 15, 2012)

23.1*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

23.2*	Consent of Marcum LLP, independent registered public accounting firm

23.3*	Consent of RBSM LLP, independent registered public accounting firm

24.1*	Power of Attorney (included as part of signature page to this Registration Statement)

* Filed herewith.

ITEM 9.	Undertakings.

(a)  The undersigned registrant hereby undertakes:

  (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

  (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

  (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stony Brook, State of New York, on June 19, 2015.

APPLIED DNA SCIENCES, INC.

By:	/s/ JAMES A. HAYWARD
James A. Hayward
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Dr. James A. Hayward and Ms. Beth Jantzen, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Hayward	Chief Executive Officer	June 19, 2015
James A. Hayward	(Principal Executive Officer), President, Chairman of the Board of Directors and Director

/s/ Beth Jantzen	Chief Financial Officer	June 19, 2015
Beth Jantzen	(Principal Financial and Accounting Officer)

/s/ John Bitzer, III	Director	June 19, 2015
John Bitzer, III

/s/ Joseph D. Ceccoli	Director	June 19, 2015
Joseph D. Ceccoli

/s/ Charles S. Ryan	Director	June 19, 2015
Charles S. Ryan

/s/ Yacov A. Shamash	Director	June 19, 2015
Yacov A. Shamash

/s/ Sanford R. Simon	Director	June 19, 2015
Sanford R. Simon

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated January 13, 2009, filed with the Commission on January 16, 2009)

4.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated June 29, 2010, filed with the Commission on June 30, 2010)

4.3	Second Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated January 27, 2012, filed with the Commission on January 30, 2012)

4.4	Third Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated October 24, 2014, filed with the Commission on October 29, 2014)

4.5	By-Laws (incorporated by reference to Exhibit 3.2 of the registrant’s Current Report on Form 8-K dated January 13, 2009, filed with the Commission on January 16, 2009)

5.1*	Opinion of Pepper Hamilton LLP

10.1	Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated as of January 21, 2015 (incorporated by reference to Appendix A of the registrant’s Definitive Proxy Statement, filed with the Commission on May 6, 2015)

10.2	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan (incorporated by reference to Exhibit 4.1 of the registrant’s Form 10-Q for the quarterly period ended March 31, 2012, filed with the Commission on May 15, 2012)

23.1*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

23.2*	Consent of Marcum LLP, independent registered public accounting firm

23.3*	Consent of RBSM LLP, independent registered public accounting firm

24.1*	Power of Attorney (included as part of signature page to this Registration Statement)

* Filed herewith.